Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
VIA TRANSPORTATION, INC.
(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)
[●], 2025
Via Transportation, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY AS FOLLOWS:
FIRST. That the name of this corporation is Via Transportation, Inc.
SECOND. That the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 2012.
THIRD. That the Board of Directors and the stockholders of the Corporation duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate of Incorporation of the Corporation (this “Amended and Restated Certificate of Incorporation”), in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders.
FOURTH. That the Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:
ARTICLE I
NAME
The name of the corporation is Via Transportation, Inc.
ARTICLE II
PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE III
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITAL STOCK
The total number of shares of stock that the Corporation shall have authority to issue is 1,215,808,291, consisting of (a) 1,000,000,000 shares of Class A common stock, $0.00001 par value per share (“Class A Common Stock”), (b) 5,808,291 shares of Class B common stock, $0.00001 par value per share (“Class B Common Stock”), (c) 200,000,000 shares of Class C common stock, $0.00001 par value per share (“Class C Common Stock” and, together with the Class A Common Stock and Class B Common Stock, the “Common Stock”) and (d) 10,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
Immediately upon the Effective Time, each share of “Common Stock” (as defined in the certificate of incorporation of the Corporation in effect immediately prior to the Effective Time) that is issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified as one share of “Class A Common Stock” without any action by the holders thereof. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.
ARTICLE V
COMMON STOCK
The terms and provisions of the Common Stock are as follows:
1.Identical Rights. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects as to all matters, including:
(a)    Dividends.
(i)    Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.
(ii)    The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive dividends or other distributions payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, respectively (or rights to acquire, or securities convertible into or exchangeable for, such shares), so long as the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable, receive, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), as applicable; and provided, further, that nothing in the foregoing shall prevent the Corporation from (x) declaring and paying dividends or other distributions payable in shares of one class of Common Stock or rights to acquire one class of Common Stock to holders of all classes of Common Stock, or (y) with the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class, providing for different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.
(b)    Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class.
2.Liquidation and Change of Control Rights.
(a)    Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, and shall be entitled to receive an equal amount per share of all the assets of the Corporation of whatever kind available for distribution to holders of shares of any class or series of capital stock of the Corporation after payment or provision for payment of the debts and liabilities of the Corporation and subject to the payment in full of the preferential or other amounts to which any series of Preferred Stock are entitled, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be received by a holder of Common Stock in connection with any liquidation, dissolution or winding up pursuant to any bona fide employment, consulting, severance or similar services arrangement shall not be deemed to be consideration received in respect of shares of Common Stock pursuant to this section.
(b)    Change of Control. In the event of a Change of Control Transaction, shares of Common Stock shall be treated equally, identically and shall share ratably, on a per share basis, and shall be entitled to receive an equal amount per share of any consideration into which such shares are converted or any consideration paid or otherwise distributed to holders of Common Stock, unless different treatment of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting separately as a class; provided, however, that for the avoidance of doubt, consideration to be received by a holder of Common Stock in connection with any liquidation, dissolution or winding up pursuant to any bona fide employment, consulting, severance or similar services arrangement shall not be deemed to be consideration received in respect of shares of Common Stock pursuant to this section; provided, further, that to the extent that all or part of the consideration into which shares of Common Stock are converted or any consideration paid or otherwise distributed to holders of Common Stock in connection with any Change of Control Transaction is in the form of securities of another corporation or other entity, the holders of Class B Common Stock may have their shares of Class B Common Stock converted into, or may otherwise be paid or distributed, such securities with up to ten (10) times the votes per share that the securities into which shares of Class A Common Stock are converted into or are otherwise paid or distributed to holders of Class A Common Stock and the holders of Class C Common Stock may have their shares of Class C Common Stock converted into, or may otherwise be paid or distributed, such securities with zero (0) votes per share. In the event that the holders of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with a Change of Control Transaction, the foregoing sentence shall be deemed satisfied if holders of shares of Class A Common Stock, the holders of Class B Common Stock and the holders of shares of Class C Common Stock are granted substantially identical rights to elect to receive such forms of consideration.
3.Conversion.
(a)    Conversion of Class B Common Stock.
(i)    Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time or from time to time. Each holder of Class B Common Stock who elects to convert any share of Class B Common Stock into a share of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, or notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted.

Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted to the Corporation or its transfer agent or, in the case of lost, stolen or destroyed certificates, on the date of delivery to the Corporation or its transfer agent of such notice of such conversion (accompanied by such notice that such certificates have been lost, stolen or destroyed), and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.
(ii)    Automatic Conversion.
(1)    Each share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common Stock, other than a Permitted Transfer. Such conversion shall occur automatically without the need for any further action by the holder of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless shares of Class A Common Stock are then certificated and the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.
(2)    “Permitted Transfer” shall mean a Transfer of Class B Common Stock (x) by a Qualified Stockholder to any of the persons or entities listed in clauses (a) through (f) below (each, a “Permitted Transferee”) or (y) from any such Permitted Transferee back to such Qualified Stockholder and/or to any other Permitted Transferee established by or for such Qualified Stockholder:
(a)    a validly created and existing trust or other estate planning vehicle (including but not limited to legacy trusts, remainder trusts and grantor retained annuity trusts); provided that the Founder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to all shares of Class B Common Stock held of record by such trust or other estate planning vehicle;
(b)    an Individual Retirement Account (as defined in Section 408(a) of the Internal Revenue Code) or a pension, profit sharing, stock bonus or other type of plan or trust of which the Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided, in each case, that the Founder (directly, or indirectly through one or more Permitted Transferees) has

Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
(c)    a corporation, partnership or limited liability company in which the Founder, the Founder’s Immediate Family Members, or a trust or other estate planning vehicle described in (a) above, collectively own all of the shares, partnership interests or membership interests, as applicable; provided in each case, that the Founder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company;
(d)    a charitable organization, foundation or similar entity organized and operated primarily for religious, scientific, literary, education or a charitable purpose so long as the Founder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to the shares of Class B Common Stock held by such charitable organization;
(e)    the estate of the Founder (including the executor or personal representative of such estate, solely to the extent that the executor or personal representative is acting in the capacity of executor or personal representative of such estate) upon the death of the Founder; and
(f)    any other person or entity with the prior written approval of the Board, so long as the Founder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to such shares of Class B Common Stock following such Transfer to any person or entity.
(iii)    Final Conversion. On the Final Conversion Date, each share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such conversion shall occur automatically, without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent. Following such conversion, the reissuance of any shares of Class B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Class B Common Stock in accordance with Section 243 of the General Corporation Law, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of reducing the number of authorized shares of Class B Common Stock and, if all shares of Class B Common Stock were previously issued, eliminating all references to Class B Common Stock in this Amended and Restated Certificate of Incorporation.
(b)    Conversion of Class C Common Stock.  Following the date on which no shares of Class B Common Stock remain outstanding, upon the date and time, or occurrence of an event, specified by the affirmative vote of a majority of the directors then in office, each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or the holders thereof, convert into one (1) fully paid and nonassessable share of

Class A Common Stock. Such conversion shall occur automatically, without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent.
(c)    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock, the conversion of Class C Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify that a conversion to Class A Common Stock has not occurred. A determination by the Corporation, acting reasonably, as to whether or not a Transfer or a Permitted Transfer has occurred or results in a conversion to Class A Common Stock shall be conclusive and binding.
(d)    No Reissuance of Class B Common Stock. No shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
(e)    Immediate Effect. Upon any conversion of Class B Common Stock or Class C Common Stock to Class A Common Stock in accordance with this Amended and Restated Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock or Class C Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
(f)    Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purposes of effecting the conversion of the shares of Class B Common Stock or Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Class B Common Stock or Class C Common Stock, as applicable, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.
4.Voting.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)    Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.
(c)    Class C Common Stock. Except as otherwise required by applicable law or as set forth in this Amended and Restated Certificate of Incorporation, each holder of shares of Class C Common Stock shall be entitled to no (0) votes for each share thereof held.
5.Authorized Shares. Except as required by applicable law and except as provided in Article V Section 6 of this Amended and Restated Certificate of Incorporation, the number of authorized shares of each class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or the number required to be reserved hereunder to effectuate the conversion of shares of Class B Common Stock into Class A Common Stock and the conversion of Class C Common Stock into Class A Common Stock) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of Common Stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
6.Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the Class B Common Stock then outstanding, voting separately as class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:
(a)    amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws that modifies the voting, conversion, transfer or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;
(b)    authorize or create (by reclassification or otherwise) or issue any series of Common Stock with rights as to dividends or liquidation payments that are senior to those of the Class B Common Stock;
(c)    authorize, or issue any shares of, any class or series of capital stock of the Corporation other than Class B Common Stock having the right to more than one (1) vote for each share thereof;
(d)    issue any shares of Class B Common Stock other than to the Founder; or
(e)    increase or decrease the number of authorized shares of Class B Common Stock.
7.Determination by the Board. In case of an ambiguity in the application of any provision set forth in this Article V or in the meaning of any term or definition set forth in this Article V, the Board, or a committee thereof, shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it. A determination of the Board (or a committee thereof, as applicable) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board (or a committee thereof, as applicable), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation.
ARTICLE VI
PREFERRED STOCK
1.The Board is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock and to fix such voting powers, full or limited, or no voting powers, and such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by the General Corporation Law, as shall be set forth in a certificate of designations adopted by the Board and filed in accordance with the General Corporation Law.
ARTICLE VII
DEFINITIONS
For purposes of this Amended and Restated Certificate of Incorporation, the following definitions shall apply:
(a)    “Affiliate” shall mean, with respect to any Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person;
(b)    “beneficial ownership” or “beneficially own” shall have the meaning as defined under Rule 13d-3 and Rule 13d-6 of the Exchange Act.
(c)    “Board” shall mean the board of directors of the Corporation.
(d)    “Bylaws” shall mean the Amended and Restated Bylaws of the Corporation, as amended from time to time.
(e)    “Change of Control Transaction” shall mean (i) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation other than to a subsidiary or (ii) the merger, consolidation, business combination or other similar transaction of the Corporation with or into any other entity (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation and/or the Affiliates of such holders collectively continue to hold at least a majority of the voting power of the capital stock of the surviving entity).

(f)    “Disability” with respect to a natural person shall mean the permanent and total disability such that the natural person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months or has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and the Founder. If the Founder is incapable of selecting a licensed physician, then the Founder’s spouse shall make the selection on behalf of the Founder, or in the absence or incapacity of the Founder’s spouse, the Founder’s adult children by majority vote shall make the selection on behalf of the Founder, or in the absence of adult children of the Founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust that was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder. In the event of a dispute whether the natural person has suffered a Disability, no Disability of the natural person shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.
(g)    “Effective Time” shall mean the time that this Amended and Restated Certificate of Incorporation became effective in accordance with the General Corporation Law.
(h)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(i)    “Final Conversion Date” shall mean 5:00 p.m. New York City time, on the earliest to occur of (a) the fifteen (15) year anniversary of the closing of the IPO, (b) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date of the Founder’s death or Disability, (c) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the number of Threshold Shares is less than 65% of the number of Threshold Shares immediately following the closing of the IPO or (d) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the Founder is no longer providing services to the Corporation as an officer, employee, director or consultant for a continuous period of more than 90 days.
(j)    “Founder” shall mean Daniel Ramot.
(k)    “Immediate Family Members” shall mean, with respect to a natural person, the child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
(l)    “Independent Directors” shall mean the members of the Board designated as independent directors in accordance with the Listing Standards.

(m)    “IPO” shall mean the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act.
(n)    “Listing Standards” shall mean the requirements of the New York Stock Exchange generally applicable to companies with equity securities listed thereon.
(o)    “Qualified Stockholder” shall mean (i) the Founder, (ii) a holder of Threshold Shares as of the Effective Time or (iii) a Permitted Transferee.
(p)    “Securities Act” shall mean Securities Act of 1933, as amended.
(q)    “Threshold Shares” shall mean (i) shares of Class B Common Stock and (ii) any other securities which may be converted into or exchanged for (x) Class B Common Stock or (y) other securities which may be converted into or exchanged for Class B Common Stock, in each case whether such securities are vested or unvested, earned or unearned.
(r)    “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), or the transfer of Voting Control over such shares of Class B Common Stock by proxy or otherwise. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(i)    a grant of a proxy to (i) officers or directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Amended and Restated Certificate or of Incorporation (ii) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders or any other action of the stockholders permitted by this Amended and Restated Certificate of Incorporation;
(ii)    a grant of a proxy by the Founder or the Founder’s Permitted Transferees to a person designated by the Founder and approved, in advance, by a majority of the independent directors then in office to exercise Voting Control over shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder, the Founder’s Permitted Transferees, the Founder’s estate or the Founder’s heirs, effective either (A) upon the death of the Founder or (B) during or following any Disability of the Founder, including the exercise of such proxy by such person;
(iii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iv)    the pledge of shares of Class B Common Stock or granting of a lien with respect thereto by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a financial institution for so long as such stockholder or the Founder retains Voting Control over such shares; provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;
(v)    the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a Change of Control Transaction or similar transaction approved by the Board;
(vi)    the entering into a trading plan pursuant to Rule 10b5-1 under the Exchange Act with a broker or other nominee where the stockholder or the Founder retains Voting Control over the shares; provided that a transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a Transfer; or
(vii)    the spouse of a stockholder obtaining an interest in such holder’s shares of Class B Common Stock solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a Transfer.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee.
(s)    “Voting Control” shall mean, with respect to a share of capital stock or other security, any power (whether exclusive or shared) to vote or direct the voting of such security, including by proxy, voting agreement or otherwise. A person shall be deemed to have Voting Control with respect to shares of Class B Common Stock if such person has the power, either directly or indirectly, to terminate, remove or replace any person or entity or governing body having voting and dispositive power over the applicable shares of Class B Common Stock.
ARTICLE VIII
BOARD OF DIRECTORS
1.Number of Directors; Composition of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to the rights of holders of any series of Preferred Stock, the number of directors that constitute the

Board shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.
2.Classified Board of Directors. From and after the Effective Time, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the entire Board. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office for a three (3) year term and until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article VIII, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, retirement, disqualification or removal. If the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
3.Removal of Directors. Subject to the rights, if any, of holders of any series of Preferred Stock, any director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.
4.Vacancies and Newly Created Directorships. Subject to the terms of any one or more classes or series of Preferred Stock, (a) any vacancy on the Board that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office; provided that a quorum is present, and (b) any other vacancy occurring on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor. Each director so elected shall be elected to hold office until such director’s term expires and a successor is duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.

5.Written Ballot. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
6.Voting.
(a)    No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.
(b)    Plurality Voting. The Bylaws shall set forth the vote required for the election of directors. If not set forth in the Bylaws, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in such election.
ARTICLE IX
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. Subject to Article X, the stockholders shall also have power to adopt, amend or repeal the Bylaws. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation, such adoption, amendment or repeal of the Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE X
AMENDMENTS
1.Adoption, Amendment and Repeal of Amended and Restated Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Bylaws or the General Corporation Law, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V, VIII, IX, X, XI, XII or XIII (or any applicable definitions from Article VII) may be altered, amended or repealed in any respect, nor may any provision or Bylaw inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least two-thirds in voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, at a meeting of the stockholders called for that purpose.
2.Severability. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
INDEMNIFICATION
1.Limited Liability. No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the General Corporation Law; (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article XI shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article XI to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of the General Corporation Law.
2.Right to Indemnification.
(a)    The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer, or is or was serving at the request of the Corporation as a director or officer, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify any person in connection with a Proceeding (or part thereof) initiated by such person unless such Proceeding (or part thereof) was authorized or consented to by the Board.
(b)    The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and Officers of the Corporation.
3.Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, Officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, Officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.
4.Preservation of Rights. Neither any amendment nor repeal of this Article XI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI, in respect of any matter occurring, or any action or Proceeding accruing or arising or that, but for this Article XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XII
STOCKHOLDER MEETINGS
1.Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.
2.Special Meetings. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time only by the chairperson of the Board or a majority of the directors then in office, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
3.No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

4.Location of Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.
ARTICLE XIII
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law or this Amended and Restated Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery of the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XIII with respect to any current or future actions or claims.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation as of [●], 2025.

VIA TRANSPORTATION, INC.

By:

Daniel Ramot, Chief Executive Officer
SIGNATURE PAGE TO VIA TRANSPORTATION, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION